EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (the "Agreement”) is effective as of July 1, 2020 (the "Effective Date"), is by and between CrossFirst Bank, a state bank organized under the laws of the State of Kansas (the "Company"), CrossFirst Bankshares, Inc. a Kansas Corporation (the “Holding Company”), and Steve Peterson, ("Employee"), with reference to the following facts:
RECITALS:
The parties have agreed to execute this Agreement in order to memorialize the terms and conditions on which the Company shall employ Employee from and after the Effective Date of this Agreement.
Certain rights described below may inure to the benefit of other companies affiliated with the Company by virtue of being controlled by the Company or under common control with the Holding Company (“Affiliated Companies”).
AGREEMENTS:
Now, THEREFORE, the parties hereto, intending to be legally bound, do hereby agree as follows:
1. POSITION AND DUTIES.
1.1 POSITION AND TITLE. The Company hereby hires Employee to serve as Chief Banking Officer.
         (a) LIMITS ON AUTHORITY. Employee shall, to the best of his abilities, perform his duties in such capacity pursuant to this Agreement in compliance with applicable law, consistent with such direction as the Company provides to Employee from time to time, and in accordance with Company's policies and procedures as published from time to time.
         (b) REPORTING AND AUTHORITY. Employee shall report to the Company as directed by the Company. Subject to the directions of the Company, Employee shall have full authority and responsibility for supervising and managing to the best of his ability, the daily affairs in his scope of work or as assigned including but not limited to: (i) presenting to the Company all business opportunities that come to his attention that are reasonably in the scope of business of the Company; (ii) working with the Company to develop and approve business objectives, policies and plans that improve the Company’s profitability; (iii) communicating business objectives and plans to subordinates, (iv) ensuring that plans and policies are promulgated to and implemented by subordinate managers, (v) ensuring that each business plan provides those functions required for achieving its business objectives and that each plan is properly organized, staffed and directed to fulfill its responsibilities, (vi) assisting the Company in directing periodic reviews of the Company's strategic position and combining this information with corollary analysis of the Company's production and financial resources, (vii) providing periodic financial information concerning the operations of the projects and growth plans to the Company, and (viii) ensuring that the operation of the projects comply with applicable laws.

CFB Employment Agreement (Steve Peterson)

1.2  ACCEPTANCE. Employee hereby accepts employment by the Company in the capacity set forth in Section 1.1, above, and agrees to perform the duties of such position from and after the Effective Date of this Agreement in a diligent, efficient, trustworthy, and businesslike manner. Employee agrees that, to the best of the Employee's ability and experience, Employee at all times shall loyally and conscientiously discharge all of the duties and responsibilities imposed upon Employee pursuant to this Agreement.
1.3  BUSINESS TIME. Employee shall devote his exclusive business time to the performance of his duties to the Company under Section 1.1 and elsewhere in this Agreement. Employee shall not undertake any activities that conflict with or significantly detract from his primary duties to the Company.
1.4 LOCATION. Employee shall perform his duties under this Agreement primarily in Leawood, Kansas and potentially other regions of the United States where the Company, or its Affiliated Companies, are active in conducting banking and other related service activities. Employee acknowledges and agrees that from time to time he shall be required to travel (at the cost and expense of the Company) to such other locations in order to discharge his duties under this Agreement.
1.5 TERM. The term of this Agreement commenced as of the Effective Date and shall be for a term of two (2) years, which term shall thereafter automatically renew for successive one (1) year terms unless: i) Company or Employee serve a Notice of Termination upon the other party of intent to not renew the term of this Agreement within thirty (30) days prior to the ensuing termination date, or ii) earlier terminated in accordance with Section 3, below.
1.6 STOCKHOLDING REQUIREMENT. The Board of Directors of the Company believes that it will be essential for Employee to participate in the Company’s future growth as an equity stakeholder as well as an employee. As a condition to Employee’s employment with the Company, Employee will be required to hold a minimum of four hundred thousand dollars ($400,000) worth of Company stock (“Required Stock”). As a condition of Employee’s continued employment with the Company, Employee shall not sell or transfer any Required Stock without the prior consent of the Compensation Committee of the Board of Directors (the “Compensation Committee"). In the event Employee fails to hold sufficient Company stock with a value equal to or in excess of the required minimum value for more than ninety (90) consecutive days, and unless such requirement is waived by the Compensation Committee, Employee shall be deemed to be in material breach of this Agreement.
2. COMPENSATION. The Company shall compensate Employee for his services pursuant to this Agreement as follows:
2.1 BASE COMPENSATION.
(a) BASE SALARY. The Company shall pay to Employee an annual salary in the amount of Three Hundred and Fifty Thousand Dollars ($350,000.00) ("Base Salary"), payable in periodic installments in accordance with the Company's regular payroll practices as in effect from time to time. Such annual salary shall be subject to approval by the Compensation Committee. In addition, such annual salary is subject to periodic increases, in such amounts (if any) as the Company may determine to be appropriate, at the time of Employee's annual review pursuant to Section 2.1(b), below, or at such other times (if any) as the Company may select.
(b) PERIODIC REVIEWS. The Company shall review Employee's performance of his duties pursuant to this Agreement at least annually and from time to time and advise Employee of the results of that review. In connection with each such review, the Company shall evaluate whether any increase in Employee's compensation under Section 2.1(a), above, is appropriate. Any annual salary increase shall be effective as of such date as the Company, in its discretion, determines to be appropriate.

CFB Employment Agreement (Steve Peterson)

        2.2   BONUSES.
(a) CRITERIA. Employee shall be eligible to receive periodic incentive bonuses under the Company’s Incentive Plan (the "Bonuses") in such amounts, if any, and at such times as may be determined by the Compensation Committee, in its sole discretion. Employee’s bonus opportunity shall be 50% of Employee’s Base Salary. By no later than March 15 of each year, the Compensation Committee will define the terms and conditions of such Bonuses for Employee for the following year based upon reasonable, measurable and obtainable goals for Employee and the Company.
(b)  TIMING OF PAYMENT. The Bonus, if any, payable for each calendar year during the term of this Agreement shall be payable on or before March 15st of the calendar year immediately following the end of the calendar year in which such Bonus is earned.
2.3 FRINGE BENEFITS/VACATION.
(a) VACATION. Employee is trusted to take reasonable vacation time when needed. Employee will not receive compensation upon termination or credit in future calendar years for any unused vacation time.
(b) OTHER FRINGE BENEFITS. Employee shall be eligible to participate, on the same terms and conditions as all other employees of the Company, in all reasonable and customary fringe benefit plans made available to the employees of the Company and its Affiliated Companies, including but not limited to, Group Health Insurance (medical, vision and dental) and Long and Short Term Disability Insurance.
(c)  MOBILE COMMUNICATIONS. The Company at its expense shall provide Employee with iPhones and iPads and data plan for his use in connection with the Company’s business with a provider acceptable to the Company. Employee shall use and maintain such devises in a reasonable manner. The Company shall pay for the purchase of such initial devices for Employee’s use and a replacement when such devices are eligible for full replacement under Employee’s data plan.
(d) AUTOMOBILE ALLOWANCE. The Company shall provide Employee with an automobile allowance of $1500 per month, prorated for partial months worked, which shall be in lieu of any expense reimbursement for automobile or automobile-related expenditures (other than expenditures for car service or other or other transportation costs associated with Employee’s business travel, which shall be reimbursed in accordance with the terms of Section 2.4, below) or use of a Company owned or leased vehicle.
2.4 REIMBURSEMENT OF EXPENSES. The Company shall reimburse Employee for business expenses incurred by Employee in the performance of his duties, provided that such expenses are authorized under Company’s Expense Reimbursement policy, in reasonable amounts, incurred for ordinary and necessary Company-related business expenses and are supported by itemized accountings and expense receipts that are timely submitted to the Company prior to any reimbursement.
2.5 EQUITY INCENTIVE PLAN. As an active key employee in Company and its affiliates, Employee shall have the right to participate in the current CrossFirst Bankshares, Inc. 2018 Omnibus Equity Incentive Plan, (the “Equity Incentive Plan”) for certain eligible key employees, a copy of which has been provided by Employer. As a part of Employee’s compensation under this Agreement, Employee shall have the right to participate in the Equity Incentive Plan as determined by the Committee, subject to vesting and other rights described in the Equity Incentive Plan or approved by the Compensation Committee. Employee’s rights in any equity may change in accordance with the provisions of the Equity Incentive Plan. The Committee reserves the right, in its sole discretion and at

CFB Employment Agreement (Steve Peterson)

any time, to change the type of equity incentive awards granted to Employee, provided that the Committee shall only grant to Employee awards which may be granted under the terms of the Equity incentive plan.
3. TERMINATION.
3.1. DEFINTIONS. For purposes of this Agreement, the term:

(a)“DATE OF TERMINATION” or "TERMINATION DATE" shall mean the date specified in a Notice of Termination (as defined below).

(b)"NOTICE OF TERMINATION" shall mean a written notice, which includes the effective Date of Termination and (i) if delivered by the Company in connection with the Company's decision to terminate Employee's employment with the Company, sets forth in reasonable detail the reason for termination of Employee's employment, or (ii) if delivered by Employee in connection with a Constructive Termination (as such term is defined in the Severance Plan (as defined in Section 3.1(c) below)), specifies in reasonable detail the basis for such resignation.

(c)"SEVERANCE PLAN" shall mean the CrossFirst Bankshares, Inc. Senior Executive Severance Plan.
3.2. TERMINATION BY EMPLOYEE OR COMPANY DUE TO DEATH OR DISABILITY. If the Company terminates Employee during the term of this Agreement due to death or Disability or Employee terminates this Agreement due to Disability then following such termination the Company shall pay to Employee or Employee’s legal representative:
(a) ACCRUED OBLIGATION. A lump sum cash payment equal to Employee’s accrued, earned but unpaid compensation and bonuses for the period ending on the Date of Termination, provided, that such payment shall not include any potential or unearned bonuses or any other potential or unearned or benefits ("Accrued Obligations") shall be made on the sixtieth (60th) day following the Employee’s Date of Termination; and
(b) COBRA PAYMENT. A lump sum cash payment equal to twelve (12) times the Company-paid portion of the monthly COBRA continuation premium for Employee and his eligible dependents, if any, for COBRA continuation coverage under the Company's health, vision and dental plans in effect as of Employee's Date of Termination due to Disability or death. Such amount will include the Company paid portion of the cost of the premiums for coverage of Employee's dependents if, and only to the extent that, such dependents were enrolled in a health, vision or dental plan sponsored by the Company before the Date of Termination.
For purposes of this Agreement, "Disability" shall have the meaning ascribed in the Severance Plan
3.3  OTHER TERMINATIONS. In the case of a termination for any reason other than Employee's death or Disability, Employee shall only be entitled to those severance benefits, if any, provided for under the Severance Plan ("Severance Payments").
3.4  CONDITIONAL NATURE OF SEVERANCE PAYMENTS. Notwithstanding any other provision of this Section 3 or any other provision of this Agreement to the contrary:
(a) NONSOLICITATION. Employee understands and agrees that because of his employment with the Company that he will acquire or have access to certain information of a confidential and secret nature derived from the operations of the Company’s and its Affiliated Companies’

CFB Employment Agreement (Steve Peterson)

business. Employee further understands and agrees that all correspondence, customer and investor lists and information, loan pricing techniques, underwriting methods, systems and products of the Company are confidential and trade secrets (“Confidential Information”) and the disclosure or unauthorized use of such information would be detrimental to the Company. Employee understands and agrees that the nature of the Company's business is such that if Employee were to directly solicit, interfere with, or attempt to interfere with any of the Company’s customer relationships or to directly or indirectly solicit, interfere with, or attempt to interfere with any of the Company’s other employees relationships that existed at Employee’s Termination Date and during the one (1) year period following the termination of Employee's employment with the Company, then it would be injurious to the Company. Therefore in consideration of the Employee and the Company complying with the terms of his employment, and subject to the condition precedent of the Company timely providing Employee the payments called for hereunder, Employee agrees:
(i)  that, without the prior written consent of the Company, he will not directly or indirectly solicit interfere with or attempt to interfere with any of the Company’s customer relationships or other employee relationships that existed at Employee’s Termination Date and during the one (1) year period of time thereafter;
(ii)  to assist in the avoidance of the unauthorized disclosure of the Company's Confidential Information, in addition to other remedies available to the Company and its Affiliated Companies, Employee will not, and understands and agrees that his right to receive the severance consideration described in Sections 3.2 and 3.3 above (to the extent Employee is otherwise entitled to such payments thereunder) shall be conditioned upon Employee not: i) directly or indirectly engaging in (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director or otherwise); or ii) acquiring any ownership interest in or participating in the financing, operation, management or control of, any person, firm, corporation or business that directly or indirectly solicits, interferes with or attempts to interfere with any of the Company’s customer relationships or other employee relationships that existed at Employee’s Termination Date in any Metropolitan Statistical Area as defined from time to time by the U.S. Office of Management and Budget, Bureau of Labor Statistics, in which the Company or its successor owns controlling voting interest in any banking or other financial institution as such banking or other financial institutions are controlled by the Company or its Affiliated Companies upon Employee’s Termination Date. The limitation upon Employee’s ownership of outstanding shares or other units of ownership shall be excluded from this Section 3.4, provided such ownership is less than five (5) percent in any publicly-traded bank or financial institution;
(iii) without the prior written consent of the Company, Employee will not solicit, directly or indirectly, actively or inactively, the employees or independent contractors of the Company to become employees or independent contractors of any person, firm, corporation, business, or banking or other financial institution that directly or indirectly competes with the Company or solicits, interferes with, or attempts to interfere with the Company’s customers; and,
(iv) on or before the Date of Termination, Employee shall return to Company, all records, lists, compositions, documents and other items which contain, disclose and/or embody any Confidential Information (including, without limitation, all copies, reproductions, summaries and notes of the contents thereof, expressly including all electronically stored data, wherever stored), regardless of the person causing the same to be in such form, and Employee will certify that the provisions of this paragraph have been complied with.

CFB Employment Agreement (Steve Peterson)

If Employee violates any restriction described in Section 3.4(a), then all Severance Payments and consideration to which Employee otherwise may be entitled under Section 3.2 and 3.3 above, as applicable, thereupon shall cease and Employee shall promptly return to the Company all severance payments received and other severance benefits theretofore incurred by Company for Employee’s benefit. The Company agrees that nothing herein shall preclude Employee from retaining copies of his calendar, contact list or documents related to his investment in Company or responsibilities as a director to Company, and that Employee shall be entitled to freely offer employment references to the Company’s other current or former employees.
(b) OTHER EMPLOYMENT. In the event Employee becomes employed as an employee or consultant for a company that provides banking services similar to services provided by the Company or its Affiliated Companies in a Metropolitan Statistical Area, described in Section 3.4(a)(ii), above, Employee shall not be entitled to receive any further amount of the severance consideration described in Sections 3.2 and 3.3 above, subsequent to the date of such employment. Employee acknowledges that this limitation is fair to both Employee and the Company and does not in any way restrain employee from exercising Employees lawful profession, trade or business.
(c) GENERAL RELEASE. Employee shall not be entitled to receive any benefits upon termination of employment described in this Section 3 (including any Severance Payments under the Severance Plan or described in Section 3.2 above) unless prior to receiving the same Employee executes a release pursuant to Section 9 of the Severance Plan, as applicable, or a general release of all known claims against the Company and its directors, officers, employees, stockholders, and other agents and their respective insurers, successors, and assigns, of all claims arising from or in any way relating to Employee's employment by the Company or the termination of that employment, provided that such release shall not extend to (i) any claims for benefits under any qualified retirement plan maintained by the Company, (ii) any claims for governmental unemployment benefits, or (iii) any claims for workers compensation benefits; (iv) Employee’s rights, if any, under the Plan, (v) Employee’s rights, if any, as an owner of any Shares of the Company, (vi) Employee’s rights under this Agreement, or (vii) Employee's right to receive indemnification from the Company under applicable provisions of the law of the State where Employee is employed or the articles of organization, articles of incorporation, By Laws or Operating Agreement of the Company or its Affiliated Companies, as the case may be.
3.5 EQUITABLE REMEDIES. Employee acknowledges that irreparable harm will result to the Company in the event of a material breach by Employee of any of the covenants contained in Section 3.4. Employee agrees that, in the event of such a breach and in addition to any other legal or equitable remedies available to the Company, the Company will be entitled to specific performance of the covenants in Section 3.4; to an injunction to restrain the violation of such covenants by Employee and all other persons acting for or with Employee; or to both specific performance and an injunction. Employee further agrees that, in the event the Company brings an action for the enforcement of any of those covenants, and if the court finds any part of the covenant unreasonable as to time, area or activity covered, then the court shall make a finding as to what is reasonable and shall enforce this Agreement by judgment or decree to the extent of such findings.
4. MISCELLANEOUS
4.1  NOTICES. All notices permitted or required by this Agreement shall be in writing, and shall be deemed to have been delivered and received (i) when personally delivered, or (ii) on the third (3rd) business day after the date on which deposited in the United States mail, postage prepaid, certified or registered mail, return receipt requested, or (iii) on the date on which transmitted by other electronic means generating a receipt confirming a successful transmission provided that on that same date a copy of such notice is deposited in the United States mail, postage prepaid, certified or registered mail, return receipt requested), or (iv) on the next business day after the date on which deposited with a regulated

CFB Employment Agreement (Steve Peterson)

public carrier (e.g., Federal Express) designating overnight delivery service with a return receipt requested or equivalent thereof administered by such regulated public carrier, freight prepaid, and addressed in a sealed envelope to the party for whom intended at the address appearing on the signature page of this Agreement (if to the Company to the attention of the Secretary of the Company and if to the Employee to the attention of the Employee), or such other address or facsimile number, notice of which is given in a manner permitted by this Section 4.1.
4.2  EFFECT ON OTHER REMEDIES. Nothing in this Agreement is intended to preclude, and no provision of this Agreement shall be construed to preclude, the exercise of any other right or remedy which the Company or Employee may have by reason of the other's breach of obligations under this Agreement.
4.3  BINDING ON SUCCESSORS; ASSIGNMENT. This Agreement shall be binding upon, and inure to the benefit of, each of the parties hereto, as well as their respective heirs, successors, assigns, and personal representatives.
4.4 GOVERNING LAW, JURISDICTION AND VENUE. This Agreement shall be construed in accordance with and shall be governed by the laws of the State of Kansas, without regard to conflict of law principles. Each party consents to the jurisdiction of the courts of the State of Kansas as the exclusive jurisdiction for the purposes of construing or enforcing this Agreement and the venue of the District Court of the State of Kansas in Johnson, County, Kansas and that any dispute relating to this Agreement shall be brought in the District Court of the State of Kansas in Johnson, County, Kansas.
4.5  SEVERABILITY. If any of the provisions of this Agreement shall otherwise contravene or be invalid under the laws of any state, country or other jurisdiction where this Agreement is applicable but for such contravention or invalidity, such contravention or invalidity shall not invalidate all of the provisions of this Agreement but rather it shall be construed, insofar as the laws of that state or other jurisdiction are concerned, as not containing the provision or provisions contravening or invalid under the laws of that state or jurisdiction, and the rights and obligations created hereby shall be construed and enforced accordingly.
4.6  COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall be one and the same instrument, binding on all the signatories.
4.7 FURTHER ASSURANCES. Each party agrees, upon the request of another party, to make, execute, and deliver, and to take such additional steps as may be necessary to effectuate the purposes of this Agreement.
4.8  REASONABLE VERIFICATION. Company agrees that Employee shall have reasonable access to the Company's books and records in order to verify the accuracy of Bonus calculations that may be necessary following termination.
4.9  ENTIRE AGREEMENT; AMENDMENT. This Agreement (a) represents the entire understanding of the parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous understandings, whether written or oral, regarding the subject matter hereof, and (b) may not be modified or amended, except by a written instrument, executed by the party against whom enforcement of such amendment may be sought.
4.10 TAXES.
(a)  Anything to the contrary notwithstanding, all payments made by the Company to Employee or Employee’s estate or beneficiaries will be subject to tax withholding pursuant to any applicable laws or regulations. Employee will be solely liable and responsible for the payment

CFB Employment Agreement (Steve Peterson)

of taxes arising as a result of any payment hereunder including without limitation any unexpected or adverse tax consequence.
(b)  This Agreement is intended to comply with the requirements of Code Section 409A (“Section 409A”). Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with Section 409A and if necessary, any provision shall be held null and void to the extent such provision (or part thereof) fails to comply with Section 409A or regulations thereunder.
(c)  If Employee is a specified employee (within the meaning of Code Section 409A) at the time Employee incurs a separation from service (within the meaning of Section 409A), then to the extent necessary to comply with Code Section 409A and avoid the imposition of taxes under Code Section 409A, the payment of certain benefits owed to Employee under this Agreement will be delayed and instead paid (without interest) to Employee upon the earlier of the first business day of the seventh month following Employee’s separation from service or death.
(d)  The Company and Employee agree that, for purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying Section 409A deferral election rules and the exclusion from Section 409A for certain short-term deferral amounts. The Company and Employee also agree that any amounts payable solely on account of an involuntary separation from service of the Executive within the meaning of Section 409A shall be excludible from the requirements of Section 409A, either as involuntary separation pay or as short-term deferral amounts (e.g., amounts payable under the schedule prior to March 15 of the calendar year following the calendar year of involuntary separation) to the maximum possible extent.
(e)  Notwithstanding anything to the contrary in this Agreement, all reimbursements and in kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.
4.11  409A. To the extent that any payment or other consideration due from the Company to Employee hereunder would trigger any tax or penalty under Section 409A, the Company agrees that it will accelerate such payment or other consideration to the extent allowed by law in order to eliminate such tax or penalty. To the extent that any payment or other consideration called to be made under this Agreement fails to meet the requirements of Section 409A and the regulations relating to that statute, the Company shall immediately pay to Employee an additional sum equal to any amount required to be included as income as a result of such noncompliance.
[Signatures Appear on Following Page]

CFB Employment Agreement (Steve Peterson)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, effective as of the date set forth above.

CROSSFIRST BANK

/s/Michael J. Maddox
Michael J. Maddox,
President & CEO

CROSSFIRST BANKSHARES, INC.
/s/Michael J. Maddox
Michael J. Maddox,
President & CEO

STEVE PETERSON
/s/Steve Peterson
Steve Peterson

CFB Employment Agreement (Steve Peterson)